Exhibit 99.2

SEACOR Announces Pricing of
Convertible Notes Offering

HOUSTON, TEXAS
December 8, 2004

FOR IMMEDIATE RELEASE – SEACOR Holdings Inc. (NYSE:CKH)(“SEACOR”) announced today that it has priced an offering of $200 million aggregate principal amount (plus up to an additional $50 million aggregate principal amount pursuant to an initial purchaser’s option) of 2.875% convertible senior notes due 2024.

The notes will be convertible into 13.6705 shares of the company’s common stock for each $1,000 principal amount of notes, representing a conversion price of approximately $73.15 per share of common stock, subject to adjustment in certain circumstances. Holders of the notes will have the ability to require SEACOR to repurchase the notes in cash, in whole or in part, in December 2011, December 2014 and December 2019. The repurchase price will be 100% of the principal amount of the notes plus accrued and unpaid interest.

SEACOR intends to use the net proceeds for working capital and general corporate purposes, which may include repaying certain of its indebtedness.

The offering will be made in a transaction exempt from the registration requirements of the Securities Act of 1933. The notes offered, or to be offered, in each offering have not been, and will not be, registered under the Securities Act of 1933. Accordingly, the notes may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements.

SEACOR and its subsidiaries are engaged in the operation of a diversified fleet of offshore support vessels that service oil and gas exploration and development activities in the U.S. Gulf of Mexico, the North Sea, West Africa, Asia, Latin America and other international regions. Other business activities primarily include Environmental Services, Inland River Services, and Aviation Services.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements, and there can be no assurance that the transaction will be consummated on the terms described above or at all. The forward-looking statements included in this release are made only as of the date of this release and the company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.

For additional information, contact Randall Blank, Executive Vice President and Chief Financial Officer, at (281) 899-4800 or (212) 307-6633.